                                                                  EXHIBIT 10.4


                             SUBLEASE AGREEMENT
                             -------- ---------

          THIS SUBLEASE AGREEMENT ("Sublease") is made as of the 1st day of September, 1998 between BOZELL, JACOBS, KENYON & ECKHARDT, INC., a Delaware corporation ("Sublandlord"), and TN TECHNOLOGIES INC., a Delaware corporation ("Subtenant").

                                R E C I T A L S
                                ---------------

          23rd Street Properties ("Landlord"), as landlord and Sublandlord, as tenant, did enter into that certain lease agreement, dated June 18, 1986, which lease agreement as thereafter amended by letter agreement dated December 22, 1987 and lease amendment (the "Amendment") dated as of June 1, 1996 is hereinafter referred to as the "Lease", for the lease by Sublandlord of certain space located in the building (the "Building") known as 40 West 23rd Street, New York, New York.

          The space leased in the Building by Sublandlord pursuant to the Lease is hereinafter referred to as the "Premises".

          Sublandlord and Subtenant desire to enter into this Sublease, pursuant to the terms of which Subtenant will lease from Sublandlord and Sublandlord will lease to Subtenant a portion of the Premises.

          NOW, THEREFORE, for and in consideration of the mutual covenants and obligations set forth in this Sublease, Sublandlord and Subtenant do hereby agree as follows:

          1.   Subleased Premises.  Sublandlord does hereby lease to Subtenant,
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and Subtenant does hereby lease and rent from Sublandlord, that portion of the
"Additional Space" (as such term is defined in the Amendment and used herein to mean the entire fifth (5th) floor and mezzanine of the Building) comprising approximately 57.33% of the Additional Space and identified on the diagram annexed hereto and made a part hereof (the "Subleased Premises").

          2.   Term.  The term of this Sublease (the "Sublease Term") shall
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begin on September 1, 1998 (the "Commencement Date").  The Sublease Term shall expire at 12:00 midnight on September 29, 2004, unless the Lease or this Sublease is sooner terminated or expires earlier in accordance with the terms and conditions set forth therein or herein.

          3.   Rent.
               ----

               (a) Subtenant shall pay to Sublandlord, throughout the Sublease Term, 57.33% of the "Fixed Rent" per annum provided to be paid with respect to the Additional Space pursuant to the Amendment (the "Base Rent"). The Base Rent shall be payable by Subtenant to Sublandlord, in advance, in equal consecutive monthly installments which are due and payable on or before the date that is five (5) business days preceding the first day of each calendar month during the Sublease Term.

               (b) Subtenant shall also pay to Sublandlord, throughout the Sublease Term as additional rent ("Additional Rent"), all additional rent and other charges due under the Lease which is attributable to the Subleased Premises. The additional rent and other charges which is attributable to the Subleased Premises shall be (i) 57.33% of the amounts set forth in the Amendment, and (ii) to the extent not set forth in the Amendment shall be determined by dividing the total payments payable by Sublandlord under the Lease by the rentable square feet of the Premises and multiplying the quotient by the number of rentable square feet in the Subleased Premises. Subtenant shall be responsible for both any estimated payments of Additional Rent and any reconciliation payments of Additional Rent which are payable by Sublandlord pursuant to the Lease. Appropriate prorations shall be made with respect to any partial calendar years included in the Sublease Term. Sublandlord shall notify Subtenant of any such estimated amounts and any reconciliation amounts promptly upon Sublandlord's receipt of notice from Landlord of the amounts due with respect to the entire Premises. Subtenant shall make all Additional Rent payments to Sublandlord upon demand.

               (c) Subtenant shall be solely responsible for any costs or charges attributable to the Subleased Premises during the Sublease Term for items such as damage repair,
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extra or after-hours HVAC service, extra janitorial services, excess electrical consumption, light bulb replacement and the like. Subtenant shall also pay any and all tax due with respect to Rent (as such term is hereinafter defined) pursuant to the laws of New York and/or any political subdivision thereof; provided, however, that Subtenant shall not be responsible for the payment of any tax levied on Sublandlord that is in the nature of an income tax.

               (d) The Base Rent, Additional Rent and all charges due by Subtenant under subparagraph (c) of this Article "3" are collectively referred to in this Sublease as "Rent".

          4.   Relationship to Lease.  This Sublease and all of Subtenant's
               ---------------------
rights hereunder are expressly subject to and subordinate to all of the terms of the Lease. Subtenant hereby acknowledges that it has received copies of the Lease and has read all of the terms and conditions thereof. Subtenant hereby agrees to assume all obligations of Sublandlord (as tenant under the Lease) with respect to the Subleased Premises. Subtenant hereby acknowledges that Subtenant shall look solely to Landlord for the performance of all the Landlord's obligations under the Lease and that Sublandlord shall not be obligated to provide any services to Subtenant or otherwise perform any obligations in connection with this Sublease. Subtenant acknowledges that any termination of the Lease may result in a termination of the Sublease. In the event of a default under any underlying lease of all or any portion of the Subleased Premises which results in the termination of such lease, Subtenant shall, at the option of the lessor under any such lease ("Underlying Lessor"), provided such option is exercised within thirty (30) days of the termination of such underlying lease, attorn to and recognize the Underlying Lessor as landlord hereunder and shall, promptly upon the Underlying Lessor's request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition. Notwithstanding such attornment and recognition, the Underlying Lessor shall not (i) be liable for any previous act or omission of Sublandlord under this Sublease, (ii) be subject to any offset, not expressly provided for in this Sublease, which shall have accrued to the Subtenant against Sublandlord, or (iii) be bound by any modification of this Sublease or by any prepayment of more than one month's rent, unless such modification or prepayment shall have been previously approved in writing by the Underlying Lessor. Subtenant hereby waives all rights under any present or future law to elect, by reason of the termination of such underlying lease, to terminate this Sublease or surrender possession of the Subleased Premises.

          5.   Use.  Subtenant's use of the Subleased Premises shall be strictly
               ---
in accordance with the use and all other provisions of the Lease. No person or entity other than Subtenant may use or occupy the Subleased Premises without Sublandlord's prior written consent. Subtenant shall make no alterations or changes to the Subleased Premises of any kind or nature without Sublandlord's prior written consent.

          6.   Default.  Any act or omission by Subtenant that would constitute,
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create, cause, or contribute to a default under the Lease shall be a default by
Subtenant under this Sublease. In addition, any failure by Subtenant to (i) pay Rent when due (and the continuance of such failure for five (5) days following notice from Sublandlord to Subtenant) or, (ii) perform any other obligations required under this Sublease, shall be a default hereunder. Any default by Subtenant shall entitle Sublandlord to exercise any and all of the same rights and remedies against Subtenant as are available to Landlord against Sublandlord as tenant under the Lease, arising out of a default, beyond the expiration of any and all applicable grace, notice and cure periods under the Lease, by the Sublandlord as tenant under the Lease, and any other remedies available at law or in equity.

          7.   Quiet Enjoyment.  Subject to the Lease and provided Subtenant has
               ---------------
performed its obligations hereunder, Subtenant shall have the quiet enjoyment of the Subleased Premises without interference by Sublandlord or anyone claiming by, through or under Sublandlord.

          8.   Insurance and Indemnities.  Subtenant hereby agrees to indemnify
               -------------------------
and hold Sublandlord harmless, with respect to the Subleased Premises, to the same extent that Sublandlord is required to indemnify and hold Landlord harmless with respect to the Premises. Subtenant hereby agrees to obtain and provide evidence satisfactory to Sublandlord, on or before the date of this Sublease, that Subtenant is carrying insurance with regard to the Subleased Premises in the same amounts and of the same types required to be carried by Sublandlord with regard to the Premises.

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

          9.   Subleasing and Assignment.  Subtenant shall have no right to
               -------------------------
sublease or assign its rights under this Sublease or its rights with regard to the Subleased Premises (i) without the prior written consent of Sublandlord, and
(ii) in any manner not in accordance with the terms and provisions of Articles "11" and "39" of the Lease. The following events and circumstances constitute an assignment of this Sublease requiring the Sublandlord's consent thereto and in the event that Subtenant fails to so obtain Sublandlord's consent it shall be a default hereunder: (i) if Subtenant is a partnership or limited liability company, the withdrawal or change, whether voluntary, involuntary or by operation of law, of 50% or more of the partners or members, or transfer of 50% or more of partnership or membership interests, within a twelve (12) month period, or the dissolution of the partnership or limited liability company and
(ii) if Subtenant is a closely held corporation (i.e., whose stock is not
                                                 - -
publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Subtenant, or, within a twelve (12) month period, (A) the sale or other transfer of more than an aggregate of 50% of the voting shares of Subtenant (other than to immediate family members by reason of gift or death, or (B) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of the value of the unencumbered assets of Subtenant.

          10.  Condition of Subleased Premises.  Upon the expiration or earlier
               -------------------------------
termination of this Sublease, Subtenant shall return the Subleased Premises to Sublandlord in the condition required by the Lease.

          11.  Notices.  Notices by Sublandlord and Subtenant shall be given to
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each other in the same manner provided by the Lease at the following addresses:

               Sublandlord:


               Bozell, Jacobs, Kenyon & Eckhardt, Inc.
               800 Blackstone Centre
               302 South 36th Street
               Omaha, Nebraska  68131-2453
               Attention:  Mr. Michael L. Schultz
                           Senior Vice President

               Subtenant:


               TN TECHNOLOGIES INC.
               228 Saugatuck Avenue
               Westport, Connecticut  06880
               Attention:  Mr. Steve Roberts
                           Vice President Operations

          12.  Brokers.  Each party represents to the other that it has not
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dealt with any real estate broker, sales person or finder in connection with this Sublease. Each party hereby agrees to indemnify and hold the other harmless from and against any liabilities and claims for commissions or fees due or claimed to be due by any party, claiming to have dealt with the indemnifying party in connection with this Sublease.

          13.  Miscellaneous.  This Sublease shall be governed by the laws of
               -------------
the State of New York. Time shall be of the essence with regard to the obligations under this Sublease. This Sublease supersedes all prior discussions and agreements between the parties. IN WITNESS WHEREOF, the parties hereto have executed this Sublease, as of the day and year first above written.

                                          SUBLANDLORD:


                                          BOZELL, JACOBS, KENYON &
                                          ECKHARDT, INC., a Delaware corporation


                                          By:
                                              -------------------------------

                                          SUBTENANT:


                                          TN TECHNOLOGIES INC., a Delaware
                                          corporation


                                          By:
                                              -------------------------------

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

                          RIDER TO SUBLEASE AGREEMENT


                         Dated as of September 1, 1998
       Between Bozell, Jacobs, Kenyon & Eckhardt, Inc., as "Sublandlord",
                   and TN Technologies, Inc., as "Subtenant"


     Notwithstanding any provision of the Sublease Agreement ("Sublease") to which this Rider is attached and of which this Rider forms a part, and in particular the provisions of paragraph 4 of such Sublease, Sublandlord and Subtenant agree as follows. Terms used in this Rider as defined terms and not otherwise defined herein shall have the meanings assigned to them in the Sublease.

     1. Notwithstanding Subtenant's agreement to assume all obligations of Sublandlord as tenant under the Lease with respect to the Subleased Premises, Subtenant shall have no obligation to pay the Fixed Rent, or any additional rent or other charges payable to the Landlord under the Lease (except if arising out of a default by Subtenant), all such Fixed Rent, additional rent and other charges being payable by Subtenant to Sublandlord, as specified in paragraph 3 of the Sublease.

     2. Sublandlord shall pay to the Landlord under the Lease when and as due, all Fixed Rent, additional rent and other charges payable by the tenant under the Lease, and shall duly perform any other obligations of the tenant under the Lease which, by their nature, cannot be performed directly by Subtenant.

     3. Sublandlord shall deliver to Subtenant promptly copies of all notices of default and other formal notices served upon Sublandlord by the Landlord under the Lease which pertain to the Subleased Premises.

     4. In the event the Lease is terminated by reason of Sublandlord's default thereunder, and such default is not the result of Subtenant's default under the Sublease, Sublandlord shall indemnify Subtenant and hold Subtenant harmless from and against any and all claims, demands, charges, damages, liabilities, costs and expenses incurred by Subtenant, as a result of the termination of the Lease, including, without limitation, the reasonable fees and expenses of Subtenant's attorneys and the unammortized cost to Subtenant of Subtenant's leasehold improvements.

     IN WITNESS WHEREOF, Subtenant and Sublandlord have executed this Rider as of the date of the Sublease.


                                     SUBLANDLORD:

                                     Bozell, Jacobs, Kenyon & Eckhardt, Inc., a Delaware corporation

                                     By:
                                          -------------------------------


                                     SUBTENANT:

                                     TN Technologies, Inc.,
                                     a Delaware corporation


                                     By:
                                          -------------------------------





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